EXHIBIT 3.2

CERTIFICATE OF FORMATION
OF
22ND CENTURY ACQUISITION SUBSIDIARY, LLC

The undersigned, being an authorized person, for the purpose of forming a limited liability company under the Delaware Limited Liability Company Act, Chapter 18, Title 6, Delaware Code, Section 18-101 et seq (the “Act”), hereby certifies pursuant to Section 18-201(a) of the Act that:

FIRST:	The name of the limited liability company is:

 22nd Century Acquisition Subsidiary, LLC

SECOND:	The address of its registered office of this limited liability company in the State of Delaware is:

1811 Silverside Road
Wilmington, DE 19810-4345
County of New Castle

The name of the registered agent at such address is:

Vcorp Services, LLC

THIRD:	This Certificate of Formation shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of 22nd Century Acquisition Subsidiary, LLC this 6th day of December, 2010.

By:	/s/ Scott Rapfogel
Name: Scott Rapfogel, Authorized Person